Exhibit 99.1

LIBERTY GLOBAL TO PRESENT AT THE
BANK OF AMERICA C-SUITE TMT CONFERENCE

Denver, Colorado – June 3, 2025

Liberty Global Ltd. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the Bank of America C-Suite TMT Conference on Tuesday, June 10, 2025, at 1:55 pm BST. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 90 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a dynamic team of operators and investors generating and delivering shareholder value through the strategic management of three platforms — Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications services, delivering next-generation products through advanced fiber and 5G networks. Liberty Telecom currently provides approximately 80 million* connections through some of Europe’s best-known consumer brands, including Virgin Media O2 (VMO2) in the U.K., VodafoneZiggo in the Netherlands, Telenet in Belgium and Virgin Media in Ireland. With our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Telecom's consolidated businesses generate annual revenue of approximately $3.6 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Growth invests, grows and rotates capital into scalable businesses across the technology, media/content, sports and infrastructure industries with a portfolio of approximately 70 companies and various funds, including stakes in companies like ITV, Televisa Univision, Plume, EdgeConneX and AtlasEdge, as well as our controlling interest in the Formula E racing series. Liberty Services delivers innovative technology and finance services, generating approximately $600 million in revenue.***

Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

* Represents aggregate consolidated and 50% owned nonconsolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

** Revenue figures above are provided based on full year 2024 Liberty Global consolidated results and the combined as reported full year 2024 results for the VodafoneZiggo JV and full year 2024 U.S. GAAP results for the VMO2 JV.

***Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated JVs.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Bill Myers +1 303 220 6686
Matt Beake +44 20 8483 6428